UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2010, Industrial Income Trust Inc. (the “Company”) entered into a definitive Contract of Sale (the “Purchase Agreement”) by and between IIT Acquisitions LLC, a wholly-owned subsidiary of the Company, and Richmond Pinole Point Industrial, LLC and Fremont Bayside Industrial, LLC. The transaction includes one building located in the Bayside Business Park of approximately 246,000 square feet on 10.4 acres, and three buildings located in the Pinole Point Business Park aggregating approximately 475,000 square feet on 30.0 acres (collectively, the “Bay Area Portfolio”). The Bay Area Portfolio is currently approximately 93% leased to six tenants under lease agreements with varying lease terms.

The Company believes that, as a West Coast port market, the San Francisco Bay Area continues to be an important distribution hub, with a fast growing population, attractive industry mix driven by strong international demand, and significant geographic and physical barriers to entry including high land costs. The Bayside Business Park is located in Fremont, California, approximately 30 miles from each of the Port of Oakland, San Francisco International Airport and Oakland Airport, and is approximately 11 miles from the San Jose International Airport. The Pinole Point Business Park is located in Richmond, California, approximately 25 miles from the Oakland International Airport and is less than 5 miles from the Port of Oakland.

The total approximate aggregate purchase price for the Bay Area Portfolio is expected to be $60.0 million, exclusive of additional transfer taxes, due diligence and closing costs. In connection with the execution of the Purchase Agreement, the Company will deposit an amount of $300,000 into an escrow account and expects to fund an additional $300,000 deposit on August 20, 2010. The Company expects to pay an estimated acquisition fee (pursuant to the terms of the Advisory Agreement described in the Company’s prospectus) to Industrial Income Advisors LLC equal to 2.0% of the purchase price. The Company plans to fund the acquisition using proceeds from the Company’s public offering and debt financing. The Company has not yet received financing commitments for this acquisition and there can be no assurances that the Company will be able to secure debt financing.

The Bay Area Portfolio acquisition is expected to close later this third quarter of 2010. There is no assurance that the Company will be able to purchase the Bay Area Portfolio on the terms set forth herein or at all. The consummation of the acquisition is subject to various closing conditions to be met by the parties. If the Company does not close on the acquisition, there are circumstances under which it may forfeit the deposits it has funded.

Item 7.01	Regulation FD Disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth under this Item 7.01 is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Dwight Merriman, Chief Executive Officer of the Company, announced: “We are excited to be entering the Bay Area market with this acquisition where there are few opportunities to acquire quality industrial real estate. We believe the Bay Area market will continue to perform strongly over time from a leasing and capital appreciation standpoint. Our investment strategy is to build a leading national operating platform in the industrial real estate sector over the coming years.”

Tom McGonagle, Chief Financial Officer of the Company, announced: “The Bay Area Portfolio should provide the Company with an established long-term foundation for growth in the Bay Area. Combined with our June acquisition of the Renton, Washington property, and assuming that we close on two additional West Coast acquisitions that we are working to sign up in the coming week, we will have acquired approximately $116 million of properties aggregating 1.6 million square feet at an expected weighted average cap rate of approximately 7.7%.” There can be no assurances that the Company will sign definitive agreements and close the two additional West Coast acquisitions.

The Company is reviewing several accretive proposals for debt financing for each of its acquisitions, with expected loan-to-value amounts in the 50% to 60% range and average interest rates at the 4.5% to 5.5% level. The Company has not yet received financing commitments for these acquisitions and there can be no assurances that the Company will be able to secure financing with these terms or at all.

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisition) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to consummate the acquisitions, to secure debt financing and otherwise execute on its investment strategy, the availability of affordable financing, Industrial Income Trust’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

July 29, 2010

	By:	/S/ THOMAS G. MCGONAGLE
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer and Treasurer